Filed Pursuant to Rule 424(b)(5)
Registration No. 333-258687

PROSPECTUS SUPPLEMENT

(To Prospectus and Prospectus Supplement,

each dated August 19, 2021)

$9,868,603

Common Stock

This prospectus supplement amends and supplements the information in our prospectus, dated August 19, 2021 (File No. 333-258687), or the Base Prospectus, and the shelf registration statement on Form S-3 of which the Prospectus is a part, or the Registration Statement, and our Prospectus Supplements dated August 19, 2021 and March 18, 2022, which, together with the Base Prospectus, we refer to as the Prospectus, filed under the Registration Statement for the offer and sale of shares of our common stock having an aggregate offering price of up to $75,000,000 under the Sales Agreement (as defined below). This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus and any future amendments or supplements thereto.

In accordance with the terms of the Controlled Equity OfferingSM sales agreement (the “Sales Agreement”), dated August 10, 2021, we entered into with Cantor Fitzgerald & Co., or Cantor, and RBC Capital Markets, LLC, or RBC, we may offer and sell shares of our common stock from time to time through Cantor and RBC, acting as sales agents, or the Sales Agents.

We are now subject to General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the registration statement of which this prospectus supplement and the Prospectus form a part. The aggregate market value of our common stock held by non-affiliates pursuant to General Instruction I.B.6 of Form S-3 is $29,605,810, which was calculated based on 7,401,453 shares of our outstanding common stock held by non-affiliates on March 20, 2023, at a price of $4.00 per share, the closing price of our common stock on January 25, 2023. During the 12 calendar months prior to, and including, the date of this prospectus supplement, we sold securities with an aggregate market value of $789,728 pursuant to General Instruction I.B.6 of Form S-3. As a result of the limitations of General Instruction I.B.6, and in accordance with the terms of the sales agreement, we are registering the offer and sale of shares of our common stock having an aggregate offering price of up to $9,868,603 from time to time through the Sales Agents.

Our common stock is listed on the Nasdaq Global Market under the symbol “MRKR.” On March 21, 2022, the last reported sales price of our common stock was $1.76 per share.

Investing in our common stock involves risks. Before buying any shares, you should read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 2 of the Prospectus, and in the risks discussed under similar headings in the documents incorporated by reference in this prospectus supplement and the Prospectus, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Cantor	RBC Capital Markets

The date of this prospectus supplement is March 22, 2023.